Exhibit 99.3

The information provided in this Exhibit is presented only in connection with the reporting changes described in the accompanying Form 8-K. This information does not reflect events occurring after February 28, 2019, the date we filed our 2018 Form 10-K, and does not modify or update the disclosures therein in any way, other than as required to reflect FMC Lithium as a discontinued operation, as described in the Form 8-K and set forth in Exhibits 99.1 through 99.4 attached thereto. You should therefore read this information in conjunction with the 2018 Form 10-K filed with the Securities and Exchange Commission on February 28, 2019 and in conjunction with our June 30, 2019 Form 10-Q filed with the Securities and Exchange Commission on July 31, 2019.

PART II

ITEM 7.	MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview
We are an agricultural sciences company providing innovative solutions to growers around the world with a robust product portfolio fueled by a market-driven discovery and development pipeline in crop protection, plant health, and professional pest and turf management. We operate in a single distinct business segment: FMC Agricultural Solutions. Our FMC Agricultural Solutions segment develops, markets and sells all three major classes of crop protection chemicals: insecticides, herbicides and fungicides. These products are used in agriculture to enhance crop yield and quality by controlling a broad spectrum of insects, weeds and disease, as well as in non-agricultural markets for pest control.

2018 Highlights
The following are the more significant developments in our businesses during the year ended December 31, 2018:

•
Revenue of $4,285.3 million in 2018 increased $1,754.1 million or approximately 69 percent versus last year. A more detailed review of revenues by segment is included under the section entitled “Results of Operations”. On a regional basis, sales in North America increased 74 percent, sales in Asia increased 98 percent and sales in Europe, Middle East and Africa (EMEA) increased by 84 percent and sales in Latin America increased by 40 percent.

•
Our gross margin, excluding transaction-related charges, of $1,949.4 million increased $977.4 million or approximately 101 percent versus last year. Gross margin, excluding transaction-related charges, as a percent of revenue is approximately 45 percent versus approximately 38 percent in 2017. The increase in gross margin was primarily driven by higher margin products in FMC Agricultural Solutions as well as a full year of earnings from the acquired DuPont Crop Protection Business.

•
Selling, general and administrative expenses increased 36 percent from $581.7 million to $790.0 million primarily due to the acquisition of the DuPont Crop Protection Business which is being integrated into our FMC Agricultural Solutions segment. Selling, general and administrative expenses, excluding transaction-related charges, of $703.1 million increased $251.6 million or approximately 56 percent primarily due to a full year of operations of the acquired DuPont Crop Protection Business. Transaction-related charges are presented in our Adjusted Earnings Non-GAAP financial measurement below under the section titled “Results of Operations”.

•
Research and development expenses of $287.7 million increased $149.3 million or approximately 108 percent. The increase was primarily due to investments in discovery and product development from the newly acquired state of the art facilities from the DuPont Crop Protection Business Acquisition.

•
Net income (loss) attributable to FMC stockholders of $502.1 million decreased approximately $33.7 million from $535.8 million in the prior year period. Net income in 2017 included the gain on sale of our discontinued FMC Health and Nutrition of approximately $727 million, net of tax which was partially offset by a provisional income tax charge of approximately $304 million related to the Tax Cuts and Jobs Act ("the Act"). Additionally, in 2018, we recorded a charge of $106.3 million related to active negotiations for a settlement agreement primarily to address discontinued operations at our environmental site in Middleport, New York. These were partially offset by higher income from continuing operations in the current year driven by a full year of results from the DuPont Crop Protection Business. Adjusted after-tax earnings from continuing operations attributable to FMC stockholders of $712.6 million increased approximately $440.1 million or 162 percent primarily due to higher results in FMC Agricultural Solutions. See the disclosure of our Adjusted Earnings Non-GAAP financial measurement below under the section titled “Results of Operations”.

Other 2018 Highlights

On October 15, 2018, Livent closed on its IPO. After completion of the IPO and the underwriters' exercise to purchase additional shares of common stock, FMC owned 123 million shares of Livent's common stock, representing approximately 84 percent of the total outstanding shares of Livent's common stock. FMC presently intends to distribute the remaining Livent shares on March 1, 2019. Our FMC Lithium segment and its results have been presented as a discontinued operation for all periods presented throughout this document.

We began and advanced the implementation of the SAP S/4 HANA platform during 2018 as part of our transformation process.

2019 Outlook

Explanatory Note: This section of the 2018 Form 10-K is omitted, as we do not intend to update or reissue the outlook previously included in the 2018 Form 10-K. For our 2019 outlook, please refer to our Form 8-K furnished to the Securities and Exchange Commission on July 30, 2019, and any updates to our 2019 outlook that may be published in the future.

Results of Operations — 2018, 2017 and 2016
Overview
The following presents a reconciliation of our segment EBITDA to net income (loss) attributable to FMC stockholders as seen through the eyes of our management. For management purposes, we report the operating performance of our business segment based on earnings before interest, income taxes and depreciation and amortization excluding corporate expenses, other income (expense), net and corporate special income (charges).

SEGMENT RESULTS RECONCILIATION
(in Millions)	Year Ended December 31,
	2018	2017	2016
Revenue
FMC Agricultural Solutions	$4,285.3	$2,531.2	$2,274.8
Total	$4,285.3	$2,531.2	$2,274.8
Earnings before interest, taxes and depreciation and amortization (EBITDA)
FMC Agricultural Solutions	$1,217.8	$576.1	$480.7
Corporate and other	(108.9)	(96.1)	(79.0)
Operating profit before the items listed below	$1,108.9	$480.0	$401.7
Depreciation and amortization	(150.2)	(97.8)	(85.8)
Interest expense, net	(133.1)	(79.1)	(62.9)
Restructuring and other (charges) income (1)	(61.2)	(73.2)	(94.2)
Non-operating pension and postretirement (charges) income (2)	0.5	16.3	(23.8)
Transaction-related charges (3)	(156.5)	(150.4)	(23.4)
(Provision) benefit for income taxes	(70.8)	(228.9)	(38.2)
Discontinued operations, net of income taxes	(26.1)	671.5	138.3
Net (income) loss attributable to noncontrolling interests	(9.4)	(2.6)	(2.6)
Net income (loss) attributable to FMC stockholders	$502.1	$535.8	$209.1
____________________

(1)	See Note 8 to the consolidated financial statements included within this Form 8-K as Exhibit 99.4 for details of restructuring and other (charges) income by segment:

	Year Ended December 31,
(in Millions)	2018	2017	2016
FMC Agricultural Solutions	$(33.3)	$(49.9)	$(62.4)
Corporate	(27.9)	(23.3)	(31.8)
Restructuring and other (charges) income	$(61.2)	$(73.2)	$(94.2)

(2)
Our non-operating pension and postretirement charges (income) are defined as those costs (benefits) related to interest, expected return on plan assets, amortized actuarial gains and losses and the impacts of any plan curtailments or settlements. These are excluded from our segment results and are primarily related to changes in pension plan assets and liabilities which are tied to financial market performance and we consider these costs to be outside our operational performance. We continue to include the service cost and amortization of prior service cost in our segment results noted above. These elements reflect the current year operating costs to our businesses for the employment benefits provided to active employees.

(3)
Charges relate to the expensing of the inventory fair value step-up resulting from the application of purchase accounting, transaction costs, costs for transitional employees, other acquired employee related costs, integration related legal and professional third-party fees. Amounts represent the following:

	Year Ended December 31,
(in Millions)	2018	2017	2016
Transaction-related charges
Acquisition-related charges - DuPont Crop
Legal and professional fees (1)	$86.9	$130.2	$—
Inventory fair value amortization (2)	69.6	20.2	—
Acquisition-related charges - Cheminova (3)
Legal and professional fees (1)	—	—	23.4
Total transaction-related charges	$156.5	$150.4	$23.4
____________________

(1)
Represents transaction costs, costs for transitional employees, other acquired employees related costs, and transactional-related costs such as legal and professional third-party fees. These charges are recorded as a component of “Selling, general and administrative expense" on the consolidated statements of income (loss).

(2)	These charges are included in “Costs of sales and services” on the consolidated statements of income (loss).

(3)	Acquisition-related charges and restructuring charges to integrate Cheminova with FMC Agricultural Solutions were completed at the end of 2016.

ADJUSTED EARNINGS RECONCILIATION

The following chart, which is provided to assist the readers of our financial statements, depicts certain after-tax charges (gains). These items are excluded from the measures we use to evaluate business performance and determine certain performance-based compensation. These after-tax items are discussed in detail within the “Other results of operations” section that follows. Additionally, the chart below discloses our Non-GAAP financial measure “Adjusted after-tax earnings from continuing operations attributable to FMC stockholders” reconciled from the GAAP financial measure “Net income (loss) attributable to FMC stockholders.” We believe that this measure provides useful information about our operating results to investors. We also believe that excluding the effect of restructuring and other income and charges, non-operating pension and postretirement charges, certain Non-GAAP tax adjustments from operating results and discontinued operations allows management and investors to compare more easily the financial performance of our underlying businesses from period to period. This measure should not be considered as a substitute for net income (loss) or other measures of performance or liquidity reported in accordance with U.S. GAAP.

(in Millions)	Year Ended December 31,
	2018	2017	2016
Net income (loss) attributable to FMC stockholders (GAAP)	$502.1	$535.8	$209.1
Corporate special charges (income), pre-tax	217.2	207.3	141.4
Income tax expense (benefit) on Corporate special charges (income) (1)	(52.8)	(58.0)	(44.9)
Corporate special charges (income), net of income taxes	$164.4	$149.3	$96.5
Adjustment for noncontrolling interest, net of tax on Corporate special charges (income)	(0.5)	—	—
Discontinued operations attributable to FMC Stockholders, net of income taxes	29.3	(671.5)	(138.0)
Non-GAAP tax adjustments (2)	17.3	258.9	32.7
Adjusted after-tax earnings from continuing operations attributable to FMC stockholders (Non-GAAP)	$712.6	$272.5	$200.3
____________________

(1)
The income tax expense (benefit) on Corporate special charges (income) is determined using the applicable rates in the taxing jurisdictions in which the Corporate special charge or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure.

(2)
We exclude the GAAP tax provision, including discrete items, from the Non-GAAP measure of income, and instead include a Non-GAAP tax provision based upon the annual Non-GAAP effective tax rate. The GAAP tax provision includes certain discrete tax items including, but not limited to: income tax expenses or benefits that are not related to current year ongoing business operations; tax adjustments associated with fluctuations in foreign currency remeasurement of certain foreign operations; certain changes in estimates of tax matters related to prior fiscal years; certain changes in the realizability of deferred tax assets; and changes in tax law which includes the impact of the Act enacted on December 22, 2017. Management believes excluding these discrete tax items assists investors and securities analysts in understanding the tax provision and the effective tax rate related to ongoing operations thereby providing investors with useful supplemental information about FMC's operational performance.

In the discussion below, please refer to our chart titled "Segment Results Reconciliation" within the Results of Operations section. All comparisons are between the periods unless otherwise noted.
Segment Results
For management purposes, segment EBITDA is defined as segment revenue less operating expenses (segment operating expenses consist of costs of sales and services, selling, general and administrative expenses, research and development expenses), excluding depreciation and amortization. We have excluded the following items from segment EBITDA: corporate staff expense, interest income and expense associated with corporate debt facilities and investments, income taxes, gains (or losses) on divestitures of businesses, restructuring and other charges (income), non-operating pension and postretirement charges, investment gains and losses, loss on extinguishment of debt, asset impairments, Last-in, First-out ("LIFO") inventory adjustments, transaction-related charges, and other income and expense items.
Information about how each of these items relates to our businesses at the segment level and results by segment are discussed below and in Note 20 to our consolidated financial statements included in this Form 8-K as Exhibit 99.4.
FMC Agricultural Solutions

(in Millions)	Year Ended December 31,
	2018	2017	2016
Segment Revenue	$4,285.3	$2,531.2	$2,274.8
Segment EBITDA	1,217.8	576.1	480.7

2018 vs. 2017
Revenue of $4,285.3 million increased $1,754.1 million, or approximately 69 percent versus the prior year period. The increase was primarily due to the revenue from the DuPont Crop Protection Acquisition, which was completed on November 1, 2017, and contributed approximately $1,742 million to the increase.
Segment EBITDA of $1,217.8 million increased by $641.7 million, or approximately 111 percent, compared to the prior year period. The increase was primarily driven by the addition of the results from the acquired DuPont Crop Protection Business.
Refer to the FMC Agricultural Solutions Pro Forma Financial Results with the DuPont Crop Protection Business section below for further discussion.

2017 vs. 2016
Revenue of $2,531.2 million increased approximately 11 percent versus the prior year period. Higher volumes contributed 12 percent to the increase while favorable foreign currency had an impact of 1 percent. The acquired DuPont Crop Protection Business contributed 8 percent to these higher volumes, or approximately $193 million. These increases were partially offset by lower pricing which impacted revenue by 2 percent.
Segment EBITDA of $576.1 million increased approximately 20 percent compared to the year-ago period. The higher volumes discussed above impacted the change in EBITDA by approximately 43 percent and favorable foreign currency impacted the change in EBITDA by approximately 5 percent. The acquired business represented a majority of these higher volumes. Offsetting these increases were lower pricing which had an unfavorable impact of approximately 11 percent as well as higher costs which unfavorably impacted the segment by approximately 17 percent to the increase. The higher costs were also due to the recently acquired business.

FMC Agricultural Solutions Pro Forma Financial Results with the DuPont Crop Protection Business

We began to present pro forma combined results for the FMC Agricultural Solutions segment in the first quarter of 2018. We believe that reviewing our operating results by combining actual and pro forma results for the FMC Agricultural Solutions segment is more useful in identifying trends in, or reaching conclusions regarding, the overall operating performance of this segment. Our pro forma segment information includes adjustments as if the DuPont Crop Protection Business Acquisition had occurred on January 1, 2016. Our pro forma data is also adjusted for the effects of acquisition accounting but does not include adjustments for costs related to integration activities, cost savings or synergies that might be achieved by the combined businesses. Pro forma amounts presented are not necessarily indicative of what our results would have been had we operated the DuPont Crop Protection Business since January 1, 2016, nor our future results.

FMC Agricultural Solutions Pro Forma Financial Results
	Year Ended December 31,
(in Millions)	2018	2017	2016
Revenue
Revenue, FMC Agricultural Solutions, as reported (1)	$4,285.3	$2,531.2	$2,274.8
Revenue, DuPont Crop Protection Business, pro forma (2)	—	1,325.4	1,439.3
Pro Forma Combined, Revenue (3) (4)	$4,285.3	$3,856.6	$3,714.1
EBITDA
EBITDA, FMC Agricultural Solutions, as reported (1)	$1,217.8	$576.1	$480.7
EBITDA, DuPont Crop Protection Business, pro forma (2)	—	486.5	562.3
Pro Forma Combined, EBITDA (3) (4)	$1,217.8	$1,062.6	$1,043.0
___________________

(1)	As reported amounts are the results of operations of FMC Agricultural Solutions, including the results of the DuPont Crop Protection Acquisition from November 1, 2017 onward.

(2)
DuPont Crop Protection Business pro forma amounts include the historical results of the DuPont Crop Protection Business, prior to November 1, 2017. These amounts also include adjustments as if the DuPont Crop Protection Business Acquisition had occurred on January 1, 2016, including the effects of acquisition accounting. The pro forma amounts do not include adjustments for expenses related to integration activities, cost savings or synergies that may have been or may be achieved by the combined segment.

(3)
The pro forma combined amounts are not necessarily indicative of what the results would have been had we acquired the DuPont Crop Protection Business on January 1, 2016 or indicative of future results.

(4)	For the year ended December 31, 2018, pro forma results and actual results are the same.

FMC Agricultural Solutions Pro Forma Combined Revenue by Region (1) (2)
	Year Ended December 31,
(in Millions)	2018	2017	2016
Europe, Middle East and Africa (EMEA) (3)	$966.0	$920.8	$902.8
North America (4)	1,090.8	941.3	859.1
Latin America (5)	1,210.1	1,021.1	1,023.1
Asia (6)	1,018.4	973.4	929.1
Total	$4,285.3	$3,856.6	$3,714.1
___________________

(1)	For the year ended December 31, 2018, pro forma results and actual results are the same.

(2)
Pro forma combined revenue by region for the years ended December 31, 2017 and 2016 includes the results of the DuPont Crop Protection Business of $1,325.4 million and $1,439.3 million, respectively, assuming the acquisition occurred on January 1, 2016. These amounts include adjustments as if the DuPont Crop Protection Business Acquisition had occurred on January 1, 2016. The pro forma combined revenue by region amounts are not necessarily indicative of what the results would have been had we acquired the DuPont Crop Protection Business on January 1, 2016 or indicative of future results.

(3)
Increase in the year ended December 31, 2018 was due primarily to strong growth of the acquired insecticides and herbicides, the move to direct market access in France, as well as sales synergies of legacy FMC products. These were partially offset by a forced divestiture (anti-trust remedy), unfavorable weather conditions that led to a shorter growing season and lower demand in Northern and Central Europe.

(4)
Increase in the year ended December 31, 2018 was due to very strong demand for the acquired insecticides, growth in U.S. soy acreage in 2018, and strong demand across niche crops. These were partially offset by unfavorable impacts from the delayed start to the Spring season.

(5)
Increase in the year ended December 31, 2018 was due to strong growth for the acquired insecticides in soybean and other crops, strong acreage growth in cotton and higher prices in Brazil as well as higher wheat acreage in Argentina. Partially offsetting these increases were unfavorable foreign currency impacts and severe drought in Argentina.

(6)
Increase in the year ended December 31, 2018 was due to strong performance in rice and soy insecticides in India and growth in rice herbicides in China which was partially offset by a forced divestiture in India (anti-trust remedy), the rationalization of the legacy portfolio in India and extreme drought conditions in Australia.

Pro Forma Combined Results - 2018 vs. 2017
Pro forma combined revenue of $4,285.3 million increased by approximately 11 percent versus the prior year period. Refer to the FMC Agricultural Solutions Pro Forma Combined Revenue by Region chart above for further discussion.

Pro forma combined segment EBITDA of $1,217.8 million increased approximately 15 percent compared to the prior year. The increase was primarily driven by revenue growth discussed above as our sales organization leveraged valuable cross-selling opportunities due to minimal customer overlap with DuPont. Additionally, we reduced expected operating costs for the acquired DuPont Crop Protection Business through accelerated functional integration, leveraging our back office infrastructure and reducing manufacturing costs at the acquired plants. These were partially offset by higher raw material costs which have had a negative impact on results year over year. This is impacting the chemical industry broadly as the Chinese government has been shutting down industrial parks as part of their environmental program. We have been able to mitigate and manage the impact on our ability to supply our customer due to our diversified supply chain network.

For 2019, full-year segment revenue is expected to be approximately $4.45 billion to $4.55 billion.

Corporate and other
Corporate expenses are included as a component of the line item “Selling, general and administrative expenses” except for last in, first-out (LIFO) related charges that are included as a component of "Cost of sales and other services" on our consolidated statements of income (loss).
2018 vs. 2017
Corporate and other expenses of $108.9 million increased by $12.8 million from $96.1 million in 2017. The increase was primarily driven by higher LIFO expense of approximately $4 million compared to the prior year. Additionally, the increase was due to negative foreign currency impacts of approximately $3 million, which was mainly due to the foreign exchange impacts on intercompany fund movements in 2018.
2017 vs. 2016
Corporate and other expenses of $96.1 million increased by $17.1 million from $79.0 million in 2016. The increase was driven by approximately $6 million of corporate incentives due to higher business results and share-based compensation. Additionally, the prior period included approximately $7 million of LIFO income that did not recur in 2017. The remaining increase was due to other corporate items including corporate facility costs, foreign exchange losses and other shared corporate costs.

Depreciation and amortization
2018 vs. 2017
Depreciation and amortization of $150.2 million increased $52.4 million as compared to 2017 of $97.8 million. Approximately $56 million of the increase was due to the increase in intangible assets and property, plant and equipment acquired as a result of the DuPont Crop Protection Business.
2017 vs. 2016
Depreciation and amortization of $97.8 million increased $12.0 million as compared to the prior year of $85.8 million. Approximately $14 million of the increase was due to the increase in intangible assets and property, plant and equipment acquired as a result of the DuPont Crop Protection Business partially offset by decreased depreciation and amortization expense in the legacy FMC Agricultural Solutions segment.

Interest expense, net
2018 vs. 2017
Interest expense, net of $133.1 million increased by approximately 68 percent compared to $79.1 million in 2017. The increase was driven by the addition of the 2017 Term Loan Facility which increased interest expense by approximately $30 million, and higher interest rates which increased interest expense by approximately $6 million. The remaining increase of approximately $17 million was due to zero interest allocated to discontinued operations in 2018 as compared to 2017, due to the divestment of the FMC Health and Nutrition business to DuPont in 2017. Interest was previously allocated in accordance with relevant discontinued operations accounting guidance.
2017 vs. 2016

Interest expense, net of $79.1 million increased by approximately 26 percent compared to $62.9 million in 2016. The increase was driven by the impacts of higher foreign debt balances of approximately $6 million, the addition of the 2017 Term Loan Facility of $6 million, and increases in interest rates of approximately $4 million.

Corporate special charges (income)
Restructuring and other charges (income)
Our restructuring and other charges (income) are comprised of restructuring, assets disposals and other charges (income) as described below:

	Year Ended December 31,
(in Millions)	2018	2017	2016
Restructuring charges	$124.1	$8.5	$43.4
Other charges (income), net	(62.9)	64.7	50.8
Total restructuring and other charges (income) (1)	$61.2	$73.2	$94.2
_______________
(1)    See Note 8 to the consolidated financial statements included in this Form 8-K as Exhibit 99.4 for more information.

2018
Restructuring and asset disposal charges in 2018 were primarily associated with restructuring charges within FMC Agricultural Solutions associated with the integration of the DuPont Crop Protection Business. These charges primarily consisted of approximately $59 million of charges related to the change in our market access model in India and approximately $28 million of charges due to our decision to exit the Ewing R&D center as discussed above. Refer to Note 8 for more information. Other restructuring charges within FMC Agricultural Solutions as we continue to integrate the acquired DuPont Crop Protection Business totaled approximately $22 million.
Other charges (income), net in 2018 primarily consists of income from the gain on sales of $87.2 million from the divestment of a portion of FMC's European herbicide portfolio to Nufarm Limited and certain products of our India portfolio to Crystal Crop Protection Limited. These divestitures satisfied FMC's commitment to the European Commission and the Competition Commission of India, respectively, for regulatory requirements in order to complete the DuPont Crop Protection Acquisition. Additionally, there were environmental related charges of $21.7 million for remediation activities and $2.6 million of other charges.
2017
Restructuring and asset disposal charges in 2017 includes impairment charges of intangible assets within FMC Agricultural Solutions of $2.2 million. In Corporate, there were asset write-downs of approximately $5.5 million. Amounts also include miscellaneous restructuring charges of $0.8 million.
Other charges (income), net in 2017 consisted of a $42.1 million impairment on certain indefinite-lived intangible assets from the acquired DuPont Crop Protection Business Acquisition as a result of a triggering event due to the Act. Other charges (income) also includes $16.2 million for continuing environmental sites treated as Corporate charges. Additionally, we incurred exit costs of $4.8 million resulting from the termination and de-consolidation of our interest in a variable interest entity that was previously consolidated and was part of our FMC Agricultural Solutions segment. We had other miscellaneous charges, net of approximately $1.6 million.
2016
Restructuring and asset disposal charges in 2016 totaled $43.4 million. Included in this were final charges totaling $42.3 million associated with the integration of Cheminova into our existing FMC Agricultural Solutions segment. This amount included final adjustments to severances, long lived asset write offs, contract termination costs and other miscellaneous items. There were miscellaneous restructuring charges of $1.1 million.
Other charges (income), net in 2016 consisted of $36.6 million for continuing environmental sites treated as Corporate charges, $13.2 million associated with a license agreement to obtain certain technology and intellectual property rights for new compounds still under development and $3.6 million as a result of the Argentina government's action to devalue its currency. These charges were partially offset by other miscellaneous income of $2.6 million.

Non-operating pension and postretirement (charges) income

Non-operating pension and postretirement (charges) income are included in “Selling, general and administrative expenses” on our consolidated statements of income (loss).
2018 vs. 2017
The income for 2018 was $0.5 million compared to $16.3 million in 2017. The decrease was primarily due to lower expected return on plan assets due to the shift to a primarily fixed income investment portfolio of approximately $16 million versus 2017. See Note 14 for more information.
2017 vs. 2016
The income for 2017 was $16.3 million compared to charges of $23.8 million in 2016. The change was primarily due to $23.8 million of lower amortization of net actuarial losses as a result of a change in estimate in fiscal 2017 to amortize the gains and losses over the expected life time of the inactive population rather than the average remaining service period of the active participants as well as a decrease of $17.1 million for recognized losses due to plan settlements. See Note 14 for more information.

Transaction-related charges
A detailed description of the transaction related charges is included in Note 20 to the consolidated financial statements included within this Form 8-K as Exhibit 99.4 and in the Segment Results Reconciliation above within the "Results of Operations" section of the Management's Discussion and Analysis.
Provision for income taxes
A significant amount of our earnings is generated by our foreign subsidiaries (e.g., Singapore and Hong Kong), which tax earnings at lower rates than the United States federal statutory rate. Our future effective tax rates may be materially impacted by numerous items including: a future change in the composition of earnings from foreign and domestic tax jurisdictions, as earnings in foreign jurisdictions are typically taxed at more favorable rates than the United States federal statutory rate; accounting for uncertain tax positions; business combinations; expiration of statute of limitations or settlement of tax audits; changes in valuation allowance; changes in tax law; and the potential decision to repatriate certain future foreign earnings on which United States or foreign withholding taxes have not been previously accrued.

Provision for income taxes for 2018 was expense of $70.8 million resulting in an effective tax rate of 11.6 percent. Provision for income taxes for 2017 was expense of $228.9 million resulting in an effective tax rate of 238.9 percent primarily attributable to the $303.6 million of provisional tax expense associated with the Act. Provision for income taxes for 2016 was $38.2 million resulting in an effective tax rate of 34.2 percent. Note 12 to the consolidated financial statements included in this Form 8-K as Exhibit 99.4 includes more details on the drivers of the GAAP effective rate and year-over-year changes. We believe showing the reconciliation below of our GAAP to Non-GAAP effective tax rate provides investors with useful supplemental information about our tax rate on the core underlying business.

	Twelve Months Ended December 31,
	2018			2017			2016
(in Millions)	Income (Expense)	Tax Provision (Benefit)	Effective Tax Rate	Income (Expense)	Tax Provision (Benefit)	Effective Tax Rate	Income (Expense)	Tax Provision (Benefit)	Effective Tax Rate
GAAP - Continuing operations	$608.4	$70.8	11.6%	$95.8	$228.9	238.9%	$111.6	$38.2	34.2%
Corporate special charges	217.2	52.8		207.3	58.0		141.4	44.9
Tax adjustments (1)		(17.3)			(258.9)			(32.7)
	$825.6	$106.3	12.9%	$303.1	$28.0	9.2%	$253.0	$50.4	19.9%
_______________

(1)
Tax adjustments in 2018 and 2017 are materially attributable to the effects of the Act and primarily relate to the one-time transition tax, the decrease in the U.S. federal tax rate, and the realizability of certain U.S. state deferred tax assets. Tax adjustments in 2017 were primarily associated with the provisional income tax expense recorded as a result of the enactment of the Act in December 2017. See Note 12 to the consolidated financial statements included within this Form 8-K as Exhibit 99.4 for additional discussion. Tax adjustments in 2016 were primarily associated with valuation allowance adjustments to U.S. state deferred tax balances.

The primary drivers for the decrease in the year-to-date effective tax rate for 2018 compared to 2017 and 2017 compared to 2016 are shown in the table above. The remaining change for 2017 compared to 2016 was due to reduced domestic earnings in our FMC Agricultural Solutions business and the impact of the full integration of Cheminova into our global supply chain.

Discontinued operations, net of income taxes
Our discontinued operations, in periods up to its disposition, represent our discontinued FMC Lithium, FMC Health and Nutrition and FMC Alkali Chemicals business results as well as adjustments to retained liabilities from other previously discontinued operations. The primary liabilities retained include environmental liabilities, other postretirement benefit liabilities, self-insurance, long-term obligations related to legal proceedings and historical restructuring activities. See Note 10 to the consolidated financial statements for additional details on our discontinued operations.

2018 vs. 2017
Discontinued operations, net of income taxes represented a loss of $26.1 million in 2018 compared to income of $671.5 million in 2017. The decrease was primarily driven by the divestiture of FMC Health and Nutrition to DuPont in the fourth quarter of 2017 which resulted in an after-tax gain of approximately $727 million, which did not recur in 2018. Discontinued operations, net of income taxes, in 2017 also includes the impairment charge of approximately $148 million, net of tax, to reflect the write down of our Omega-3 business to its sales price. During 2018, we recorded a charge of approximately $106 million as a result of active negotiations for a settlement agreement primarily to address discontinued operations at our Middleport, New York plant which was the subject of an Administrative Order on Consent entered into with the EPA and NYSDEC in 1991. The charge consists of incremental estimated costs of remediation for certain offsite operable units associated with historic site operations as we engage in settlement discussions with NYSDEC to resolve the path forward regarding remediation. Refer to Note 11 for further details.
2017 vs. 2016
Discontinued operations, net of income taxes represented income of $671.5 million in 2017 compared to income of $138.3 million in 2016. The increase was primarily driven by the divestiture of FMC Health and Nutrition to DuPont which resulted in an after-tax gain of approximately $727 million. Amount also includes the impairment charge of approximately $148 million, net of tax, to reflect the write down our Omega-3 business to its sales price.
Net income (loss) attributable to FMC stockholders

2018 vs. 2017
Net income attributable to FMC stockholders decreased to $502.1 million from $535.8 million. The decrease was primarily due to the gain on sale recorded in discontinued operations, net of income taxes in the prior year as well as charges related to the Middleport environmental settlement as discussed above. These were offset by higher income from continuing operations driven by a full year of results from the Dupont Crop Protection Business, which was completed on November 1, 2017.
2017 vs. 2016
Net income attributable to FMC stockholders increased to $535.8 million from $209.1 million. The increase was primarily due to the gain on sale recorded in discontinued operations, net of income taxes as discussed above, offset by the impacts of U.S. Tax Reform and increases in acquisition-related charges. Refer to Note 12 to the consolidated financial statements included within this Form 8-K as Exhibit 99.4.

Liquidity and Capital Resources
Cash and cash equivalents at December 31, 2018 and 2017, were $134.4 million and $281.8 million, respectively. Of the cash and cash equivalents balance at December 31, 2018, $89.9 million was held by our foreign subsidiaries. As a result of the Act, in 2017 we recognized a one-time transition tax on the deemed repatriation of foreign earnings and the remeasurement of the Company’s U.S. net deferred tax asset. See Note 12 to the consolidated financial statements included within this Form 8-K as Exhibit 99.4 for more information. The cash held by foreign subsidiaries for permanent reinvestment is generally used to finance the subsidiaries’ operating activities and future foreign investments. We have not provided income taxes for any additional outside basis differences inherent in our investments in subsidiaries because the investments and related unremitted earnings are essentially permanent in duration or we have concluded that no additional tax liability will arise upon disposal. See Note 12 to the consolidated financial statements included within this Form 8-K as Exhibit 99.4 for more information.
Pursuant to the terms of the separation and distribution agreement, on October 18, 2018, we received a net distribution of approximately $317 million from Livent representing the proceeds from the sale of its common stock as part of the IPO, net of underwriting discounts and commissions and other offering related expenses. On October 31, 2018, we used $150 million of those proceeds to further pay down term loan debt. This increased our cumulative debt reduction in 2018 to approximately $550 million. On November 15, 2018, we received an additional net distribution of approximately $48 million from Livent representing the proceeds from the exercise by the underwriters of their option to purchase additional shares.
At December 31, 2018, we had total debt of $2,692.7 million as compared to $3,185.6 million at December 31, 2017. Total debt included $2,145.0 million and $2,993.0 million of long-term debt (excluding current portions of $386.0 million and $101.2 million) at December 31, 2018 and 2017, respectively. As of December 31, 2018, we were in compliance with all of our debt covenants. See Note 13 in the consolidated financial statements included in this Form 8-K as Exhibit 99.4 for further details.
The decrease in long-term debt was due to the repayment of the 2014 Term Loan Facility. At December 31, 2018, $1,400.0 million remained outstanding under the 2017 Term Loan Facility, which is scheduled to mature on November 1, 2022. The borrowings under the 2017 Term Loan Facility will bear interest at a floating rate, which will be a base rate or a Eurocurrency rate equal to the London interbank offered rate for the relevant interest period, plus in each case an applicable margin, as determined in accordance with the provisions of the 2017 Term Loan Facility.
Our short-term debt consists of foreign borrowings and our commercial paper program. Foreign borrowings increased from $91.4 million at December 31, 2017 to $106.5 million at December 31, 2018 while outstanding commercial paper increased $55.2 million from zero at December 31, 2017.
Our commercial paper program allows us to borrow at rates generally more favorable than those available under our credit facility. At December 31, 2018, we had $55.2 million outstanding under the commercial paper program and the average effective interest rate on these borrowings during the period was 3.1 percent.

Revolving Credit Agreement Amendment
On September 28, 2018, we entered into Amendment No. 1 (“Revolving Credit Amendment”) to that certain Second Amended and Restated Credit Agreement, dated as of May 2, 2017. The Revolving Credit Amendment amends the Revolving Credit Agreement in order to permit the previously disclosed separation and spin-off of FMC Lithium, as set forth in the Revolving Credit Amendment.
2017 Term Loan Agreement Amendment
On September 28, 2018, we entered into Amendment No. 1 (“2017 Term Loan Amendment”) to that certain Term Loan Agreement, dated as of May 2, 2017. The 2017 Term Loan Amendment amends the 2017 Term Loan Agreement in order to permit our previously disclosed separation and spin-off of the FMC Lithium segment, as set forth in the 2017 Term Loan Amendment.
2014 Term Loan Agreement Amendment
On September 28, 2018, we entered into Amendment No. 4 (“2014 Term Loan Amendment”) to that certain Term Loan Agreement, dated as of October 10, 2014. The 2014 Term Loan Amendment amends the 2014 Term Loan Agreement in order to permit our previously disclosed separation and spin-off of the FMC Lithium business, as set forth in the 2014 Term Loan Amendment.

Statement of Cash Flows
Cash provided (required) by operating activities was $362.7 million, $232.0 million and $313.9 million for 2018, 2017 and 2016, respectively.
The table below presents the components of net cash provided (required) by operating activities.

(in Millions)	Twelve months ended December 31,
	2018	2017	2016
Income (loss) from continuing operations before equity in (earnings) loss of affiliates, non-operating pension expense and postretirement charges, interest expense, net and income taxes	$740.9	$158.5	$197.8
Restructuring and other charges (income), transaction-related charges and depreciation and amortization	367.9	321.4	203.9
Operating income before depreciation and amortization (Non-GAAP)	$1,108.8	$479.9	$401.7
Change in trade receivables, net (1)	(281.5)	(191.1)	20.1
Change in inventories (2)	(200.7)	(102.8)	86.2
Change in accounts payable (3)	166.7	304.3	(34.6)
Change in accrued customer rebates (4)	104.1	16.9	(4.8)
Change in advance payments from customers (5)	80.2	141.1	(11.7)
Change in all other operating assets and liabilities (6)	(172.1)	(150.1)	76.5
Operating cash flows (Non-GAAP)	$805.5	$498.2	$533.4
Restructuring and other spending (7)	(25.2)	(7.3)	(18.0)
Environmental spending, continuing, net of recoveries (8)	(20.3)	(20.2)	(27.6)
Pension and other postretirement benefit contributions (9)	(37.5)	(55.3)	(41.5)
Net interest payments (10)	(133.4)	(82.2)	(62.0)
Tax payments, net of refunds (11)	(125.3)	(22.3)	(46.6)
Excess tax benefits from share-based compensation (12)	—	—	(0.4)
Transaction-related legal and professional fees (13)	(101.1)	(78.9)	(23.4)
Cash provided (required) by operating activities of continuing operations	$362.7	$232.0	$313.9
____________________

(1)
The changes in cash flows related to trade receivables in 2018 and 2017 were primarily driven by timing of collections largely due to seasonality. Additionally, the change in 2018 was related to receivable build from the acquired DuPont Crop Protection Business as we did not acquire any receivables as part of the transaction. Collection timing is more pronounced in our FMC Agricultural Solutions business where sales, particularly in Brazil, can have a longer collection period. Additionally, timing of collection is impacted as amounts for both periods include carry-over balances remaining to be collected in Latin America, where collection periods are measured in months rather than weeks. During 2018, we collected approximately $900 million of receivables in Brazil. A significant proportion of the collections in Brazil are coming from those accounts that were past due at the start of the year, improving the quality of the remaining receivable balance.

(2)
Changes in inventory are a result of inventory levels being adjusted to take into consideration the change in market conditions primarily in FMC Agricultural Solutions. The increase was also driven by higher sales and recovering inventory levels due to a faster return to full production from our China toll manufacturing partners.

(3)
Accounts payable in both 2018 and 2017 was primarily impacted by the payable build from the acquired DuPont Crop Protection Business as we did not acquire any payables as part of the transaction, as well as the timing of payments made to suppliers and vendors.

(4)
These rebates are associated with our FMC Agricultural Solutions segment in North America and Brazil and generally settled in the fourth quarter of each year. The changes year over year are primarily associated with the mix in sales eligible for rebates and incentives in 2018 compared to 2017 and timing of rebate payments, and we did not acquire the rebates of the DuPont Crop Protection Business.

(5)
The advance payments from customers represent advances from our FMC Agricultural Solutions segment customers. Revenue associated with advance payments is recognized, generally in the first quarter of each year, as shipments are made and title, ownership and risk of loss pass to the customer.

(6)
Changes in all periods presented primarily represent timing of payments associated with all other operating assets and liabilities, including guarantees issued to vendors under our vendor finance program. Additionally, the 2018 period includes the effects of the unfavorable contracts amortization of approximately $103 million.

(7)	See Note 8 to the consolidated financial statements included in this Form 8-K as Exhibit 99.4 for further details.

(8)
Included in our results for each of the years presented are environmental charges for environmental remediation at our operating sites of $21.7 million, $16.2 million and $36.6 million, respectively. The amounts in 2018 will be spent in future years. The amounts represent environmental remediation spending at our operating sites which were recorded against pre-existing reserves, net of recoveries.

Environmental obligations for continuing operations primarily represent obligations at shut down or abandoned facilities within businesses that do not meet the criteria for presentation as discontinued operations.

(9)	Amounts include voluntary contributions to our U.S. qualified defined benefit plan of $30.0 million, $44.0 million and $35.0 million, respectively.

(10)	The increase in interest payments is primarily due to higher foreign debt balances, the addition of the 2017 Term Loan Facility, and increases in interest rates.

(11)
Tax payments in 2018 primarily represent the payments of tax attributable to the FMC Health and Nutrition segment disposition, transition tax and tax payments related to the integration of the DuPont Crop Protection Business.

(12)	Amounts are presented as a financing activity in the consolidated statement of cash flows in 2016 from share-based compensation.

(13)
2018 and 2017 activity primarily represents payments for legal and professional fees associated with the DuPont Crop Protection Business Acquisition in addition to costs related to integrating the DuPont Crop Protection Business as well as spending for separation related activities. 2016 activity represents payments for legal and professional fees associated with the Cheminova acquisition. See Note 4 to the consolidated financial statements for more information.

Cash provided (required) by operating activities of discontinued operations was $5.7 million, $103.5 million and $183.9 million for 2018, 2017 and 2016, respectively.
Cash required by operating activities of discontinued operations is directly related to environmental, other postretirement benefit liabilities, self-insurance, long-term obligations related to legal proceedings and historical restructuring activities.
Amounts in 2018, 2017 and 2016 include the operating activities of our discontinued FMC Lithium segment. Amounts in 2017 and 2016 included the operating activities of our discontinued FMC Health and Nutrition segment. Amounts in 2017 were partially offset by divestiture costs associated with the sale of FMC Health and Nutrition, which was completed on November 1, 2017.
Cash provided (required) by investing activities of continuing operations was $(37.5) million, $(1,288.5) million and $(70.6) million for 2018, 2017 and 2016, respectively.
Cash required in 2018 is primarily due to the sale of product portfolios of approximately $88.0 million that were required to complete the DuPont Crop Protection Business Acquisition, fully offset by higher capital expenditure spending in 2018 as well as incremental capitalizable corporate level spending associated with the implementation of a new SAP system.
The change in cash required by investing activities in 2017 is primarily due to the acquisition of the DuPont Crop Protection Business.
Cash provided (required) by investing activities of discontinued operations was $(93.4) million, $(45.3) million and $(64.6) million for 2018, 2017 and 2016, respectively.
Cash required by investing activities of discontinued operations in 2018 represents the working capital payment associated with the divestiture of FMC Health and Nutrition as well as the capital expenditures of our discontinued FMC Lithium segment.
Cash provided by investing activities of discontinued operations in 2017 includes the cash proceeds from the sale of the Omega-3 business for $38.0 million.
Cash provided (required) by financing activities continuing operations was $(397.3) million, $1,213.1 million and $(366.3) million in 2018, 2017 and 2016, respectively.
The change in cash required by financing activities of continuing operations in 2018 is due to higher repayments of long-term debt of approximately $200 million as compared to 2017 and $200 million in repurchases of common stock in the current year as part of the publicly announced repurchase program. Additionally, there were borrowings of long-term debt in the prior year. The cash required in the current period was partially offset by the proceeds received from the IPO of FMC Lithium of $363.6 million.
The change in cash provided by financing activities in 2017 primarily related to the increase in proceeds from borrowings of long-term debt mostly to fund the DuPont Crop Protection Business Acquisition, partially offset by higher repayments of long-term debt during the year.
Cash provided (required) by financing activities of discontinued operations was $34.0 million, zero and $(10.7) million in 2018, 2017 and 2016, respectively.
The cash provided by financing activities of discontinued operations in 2018 related entirely to borrowings under the FMC Lithium Revolving Credit Facility. The cash required in 2016 was due to the decrease in short-term debt during the year.

2019 outlook and other potential liquidity needs
In 2019, we expect a continued improvement in cash generation. In aggregate, we expect operating cash flow (Non-GAAP) to increase driven by higher earnings, including the continued benefits from the integration of the DuPont Crop Protection Business, partially offset by higher working capital requirements in 2019.

Our cash needs for 2019 outside of costs to separate FMC Lithium include operating cash requirements, capital expenditures, scheduled mandatory payments of long-term debt, dividend payments, share repurchases, contributions to our pension plans, environmental and asset retirement obligation spending and restructuring. Additionally, we expect to continue to incur costs associated with integrating the DuPont Crop Protection Business due to its significance and complexity. The majority of these costs are expected to completed by the first quarter of 2020. We plan to meet our liquidity needs through available cash, cash generated from operations, commercial paper issuances and borrowings under our committed revolving credit facility. At December 31, 2018 our remaining borrowing capacity under our credit facility was $1,245.8 million.
Projected 2019 capital expenditures and expenditures related to contract manufacturers are expected to increase, excluding FMC Lithium, to approximately $150 million. The increase is primarily driven by capacity expansion. Additionally, we will continue to incur spending associated with the two-year implementation of a new SAP system.
Projected 2019 spending includes approximately $75 million to $80 million of net environmental remediation spending at both our continuing and discontinued sites. This projected spending for 2019 includes spending as a result of active negotiations for a settlement agreement primarily to address discontinued operations at our Middleport, New York site. We expect the settlement will result in spending of approximately $20 million to $30 million per year for years 2019 - 2021, due to front loading of reimbursement in installments of past costs, and a $10 million maximum per year, on average, until the remediation is complete. This projected spending does not include expected spending on capital projects relating to environmental control facilities or expected spending for environmental compliance costs, which we will include as a component of "Costs of sales and services" in our consolidated statements of income (loss) since these amounts are not covered by established reserves. Capital spending to expand, maintain or replace equipment at our production facilities may trigger requirements for upgrading our environmental controls, which may increase our spending for environmental controls over the foregoing projections.
As a result of the Act, we will continue to pay the remaining $161.3 million of transition tax over the next seven years.
Our U.S. Pension Plan assets decreased from $1,334.9 million at December 31, 2017 to $1,265.0 million at December 31, 2018. Our U.S. Pension Plan assets comprise approximately all of our total plan assets with the difference representing plan assets related to foreign pension plans. See Note 14 to the consolidated financial statements included within this Form 8-K as Exhibit 99.4 for details on how we develop our long-term rate of return assumptions. We made contributions of $30.0 million and $44.0 million in 2018 and 2017, respectively, and intend to contribute $7 million in 2019. Our contributions in 2017, 2018 and our intended contribution in 2019 are all in excess of the minimum requirements. Our contributions in excess of minimums are done with the objective of avoiding variable rate Pension Benefit Guaranty Corporation ("PBGC") premiums as well as potentially reducing future funding volatility. In 2017, we changed our U.S. qualified pension plan’s investment strategy to a liability hedging approach with an objective of minimizing funded status volatility. As a result, we expect lower contributions in future periods. The portfolio is comprised of 100 percent fixed income securities and cash. Investment performance and related risks are measured and monitored on an ongoing basis through monthly liability measurements, periodic asset liability studies, and quarterly investment portfolio reviews.
During the year ended December 31, 2018, 2.4 million shares were repurchased under the prior publicly announced repurchase program adopted in 2013. At December 31, 2018, $1.0 billion remained unused under our Board-authorized repurchase program. We intend to purchase a total of up to $500 million of our common shares in 2019. This repurchase program does not include a specific timetable or price targets and may be suspended or terminated at any time. Shares may be purchased through open market or privately negotiated transactions at the discretion of management based on its evaluation of market conditions and other factors. We also reacquire shares from time to time from employees in connections with vesting, exercise and forfeiture of awards under our equity compensation plans.
Dividends
On January 17, 2019, we paid dividends aggregating $53.2 million to our shareholders of record as of December 31, 2018. This amount is included in “Accrued and other liabilities” on the consolidated balance sheet as of December 31, 2018. For the years ended December 31, 2018, 2017 and 2016, we paid $89.2 million, $88.8 million and $88.6 million in dividends, respectively.

Commitments
We provide guarantees to financial institutions on behalf of certain FMC Agricultural Solutions customers, principally Brazilian customers, for their seasonal borrowing. The total of these guarantees was $71.3 million at December 31, 2018. These guarantees arise during the ordinary course of business from relationships with customers and nonconsolidated affiliates. Non-performance by the guaranteed party triggers the obligation requiring us to make payments to the beneficiary of the guarantee. Based on our experience these types of guarantees have not had a material effect on our consolidated financial position or on our liquidity. Our expectation is that future payment or performance related to the non-performance of others is considered unlikely.
Short-term debt consisted of foreign credit lines and commercial paper at December 31, 2018 and foreign credit lines at December 31, 2017. We provide parent-company guarantees to lending institutions providing credit to our foreign subsidiaries.

In connection with our property and asset sales and divestitures, we have agreed to indemnify the buyer for certain liabilities, including environmental contamination and taxes that occurred prior to the date of sale. Our indemnification obligations with respect to these liabilities may be indefinite as to duration and may or may not be subject to a deductible, minimum claim amount or cap. In cases where it is not possible for us to predict the likelihood that a claim will be made or to make a reasonable estimate of the maximum potential loss or range of loss, no specific liability has been recorded. If triggered, we may be able to recover certain of the indemnity payments from third parties. In cases where it is possible, we have recorded a specific liability within our Reserve for Discontinued Operations. Refer to Note 10 for further details.
Our total significant committed contracts that we believe will affect cash over the next four years and beyond are as follows:

Contractual Commitments	Expected Cash Payments by Year
(in Millions)	2019	2020	2021	2022	2023 & beyond	Total
Debt maturities (1)	$547.7	$2.2	$200.7	$1,501.8	$450.2	$2,702.6
Contractual interest (2)	100.0	84.4	84.3	70.2	59.0	397.9
Lease obligations (3)	36.0	31.1	20.4	17.1	120.4	225.0
Certain long-term liabilities (4)	2.9	2.9	3.1	3.1	7.4	19.4
Derivative contracts (5)	—	—	—	—	—	—
Purchase obligations (6)	326.8	342.9	342.9	88.7	72.2	1,173.5
Total (7)	$1,013.4	$463.5	$651.4	$1,680.9	$709.2	$4,518.4
____________________

(1)	Excluding discounts.

(2)
Contractual interest is the interest we are contracted to pay on our long-term debt obligations. We had $1,200.0 million of long-term debt subject to variable interest rates at December 31, 2018. The rate assumed for the variable interest component of the contractual interest obligation was the rate in effect at December 31, 2018. Variable rates are determined by the market and will fluctuate over time.

(3)	Obligations associated with operating leases, before sub-lease rental income.

(4)	Obligations associated with our Shanghai, China research and technology center.

(5)
Derivative contracts were in a net asset position as of December 31, 2018. See Note 18 to the consolidated financial statements included within this Form 8-K as Exhibit 99.4. As a result, they are excluded from the table above.

(6)
Purchase obligations consist of agreements to purchase goods and services that are enforceable and legally binding and specify all significant terms, including fixed or minimum quantities to be purchased, price provisions and timing of the transaction. We have entered into a number of purchase obligations for the sourcing of materials and energy where take-or-pay arrangements apply. Since the majority of the minimum obligations under these contracts are take-or-pay commitments over the life of the contract and not a year by year take-or-pay, the obligations in the table related to these types of contacts are presented in the earliest period in which the minimum obligation could be payable under these types of contracts.

(7)
As of December 31, 2018, the liability for uncertain tax positions was $79.5 million. This liability is excluded from the table above. Additionally, accrued pension and other postretirement benefits and our environmental liabilities as recorded on our consolidated balance sheets are excluded from the table above. Due to the high degree of uncertainty regarding the timing of potential future cash flows associated with these liabilities, we are unable to make a reasonably reliable estimate of the amount and periods in which these liabilities might be paid. Also excluded from the table above is the liability attributable to the transition tax on deemed repatriated foreign earnings incurred as a result of the Act of $161.3 million.

Contingencies
See Note 19 to our consolidated financial statements included in this Form 8-K as Exhibit 99.4.

Climate Change
As a global corporate citizen, we are concerned about the consequences of climate change and will take prudent and cost effective actions that reduce Green House Gas (GHG) emissions to the atmosphere.
FMC is committed to doing its part to address climate change and its impacts. We have set 2025 goals that we will reduce both energy intensity and GHG intensity for our operations by 15 percent from our 2013 baseline year. To date, our FMC Agricultural Solutions segment has reduced energy use by 18 percent and GHG intensity by 12 percent. FMC has been reporting its GHG emissions and mitigation strategy to CDP (formerly Carbon Disclosure Project) since 2016. FMC detailed the business risks and opportunities we have due to climate change and its impacts in our CDP climate change reports.
Even as we take action to control the release of GHGs, additional warming is anticipated. Long-term, higher average global temperatures could result in induced changes in natural resources, growing seasons, precipitation patterns, weather patterns, species distributions, water availability, sea levels, and biodiversity. These impacts could cause changes in supplies of raw materials used to maintain FMC’s production capacity and could lead to possible increased sourcing costs. Depending on how pervasive the climate impacts are in the different geographic locations experiencing changes in natural resources, FMC’s customers could be impacted. Demand for FMC’s products could increase if our products meet our customers’ needs to adapt to climate change impacts or decrease if our products do not meet their needs. Within our own operations, we continually assess our manufacturing sites worldwide for risks and opportunities to increase our preparedness for climate change. We are continuing to evaluate sea level rise and storm surge at our plants located within 4 meters of sea level to understand timing of potential impacts and response actions that may need to be taken. To lessen FMC’s overall environmental footprint, we have taken actions to increase the energy efficiency in our manufacturing sites. We have also committed to 2025 goals to reduce our water use in high-risk areas by 20 percent and our waste intensities by 15 percent. To date, FMC Agricultural Solutions has reduced our water use in high risk areas by 25 percent and our waste disposal intensity by 28 percent.
Recently FMC has undergone significant changes with the acquisition of the DuPont Crop Protection Business, the divestiture of FMC Health and Nutrition, and the anticipated separation of FMC Lithium. Therefore, we are revising our goals to reflect these changes and they will be published in our 2018 Sustainability Report.
In our product portfolio, we see market opportunities for our products to address climate change and its impacts. For example, FMC's agricultural products can help customers increase yield, energy and water efficiency, and decrease greenhouse gas emissions. Our products can also help growers adapt to more unpredictable growing conditions and the effects these types of threats have on crops.
We are improving existing products and developing new platforms and technologies that help mitigate impacts of climate change. FMC Agricultural Solutions is developing products with a lighter environmental footprint in its biologicals products. These opportunities could lead to new products and services for our existing and potential customers. Beyond our products and operations, FMC recognizes that energy consumption throughout our supply chain can impact climate change and product costs. Therefore, we will actively work with our entire value chain - suppliers, contractors, and customers - to improve their energy efficiencies and to reduce their GHG emissions.
We continue to follow legislative and regulatory developments regarding climate change because the regulation of greenhouse gases, depending on their nature and scope, could subject some of our manufacturing operations to additional costs or limits on operations. In December 2015, 195 countries at the United Nations Climate Change Conference in Paris reached an agreement to reduce GHGs. It remains to be seen how and when each of these countries will implement this agreement. The United States is a signatory to the Paris Agreement, but on June 1, 2017, President Trump announced that the United States would withdraw from the Paris Agreement and on August 4, 2017, the United States delivered notice of its intention to withdraw to United Nations. On October 16, 2017, the United States Environmental Protection Agency ("EPA") Filed notice of a rulemaking to repeal the lean Power Plan. EPA followed this action with the issuance of an advance notice of proposed rulemaking seeking comment on the proper roles of the state and federal government in regulating emissions from electric power plants, and also seeking information on technologies and strategies for reducing emissions from existing plants.
Notwithstanding the United States’ withdrawal from the Paris Agreement, will actively manage climate risks and incorporate them in our decision making as indicated in our responses to the CDP Climate Change Module. The United States Climate Alliance, a coalition of 21 states and unincorporated self-governing territories in the United States have expressed their commitment to upholding the objectives of the 2015 Paris Agreement on climate change within their borders. Several of our manufacturing and R&D sites fall within this alliance territory. FMC remains deeply committed to reducing our GHG emissions and energy consumption at all of our facilities around the world.
Some of our foreign operations are subject to national or local energy management or climate change regulation, such as our plant in Denmark that is subject to the EU Emissions Trading Scheme. At present, that plant’s emissions are below its designated cap.
Future GHG regulatory requirements may result in increased costs of energy, additional capital costs for emissions control or new equipment, and/or costs associated with cap and trade or carbon taxes. We are currently monitoring regulatory developments. The costs of complying with possible future climate change requirements are difficult to estimate at this time.
Recently Adopted and Issued Accounting Pronouncements and Regulatory Items
See Note 2 "Recently Issued and Adopted Accounting Pronouncements and Regulatory Items" to our consolidated financial statements included in this Form 8-K as Exhibit 99.4.
Off-Balance Sheet Arrangements
See Note 19 to our consolidated financial statements included in this Form 8-K as Exhibit 99.4 and Part I, Item 3 - Legal Proceedings of our 2018 Form 10-K for further information regarding any off-balance sheet arrangements.
Fair Value Measurements

See Note 18 to our consolidated financial statements included in this Form 8-K as Exhibit 99.4 for additional discussion surrounding our fair value measurements.
Critical Accounting Policies
Our consolidated financial statements are prepared in conformity with U.S. generally accepted accounting principles ("U.S. GAAP"). The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. We have described our accounting policies in Note 1 "Principal Accounting Policies and Related Financial Information" to our consolidated financial statements included in this Form 8-K as Exhibit 99.4. We have reviewed these accounting policies, identifying those that we believe to be critical to the preparation and understanding of our consolidated financial statements. We have reviewed these critical accounting policies with the Audit Committee of the Board of Directors. Critical accounting policies are central to our presentation of results of operations and financial condition in accordance with U.S. GAAP and require management to make estimates and judgments on certain matters. We base our estimates and judgments on historical experience, current conditions and other reasonable factors.
Revenue recognition and trade receivables
We recognize revenue when (or as) we satisfy our performance obligation which is when the customer obtains control of the good or service. Rebates due to customers are accrued as a reduction of revenue in the same period that the related sales are recorded based on the contract terms. Refer to Note 3 to our consolidated financial statements included in this Form 8-K as Exhibit 99.4 for more information.
We record amounts billed for shipping and handling fees as revenue. Costs incurred for shipping and handling are recorded as costs of sales and services. Amounts billed for sales and use taxes, value-added taxes, and certain excise and other specific transactional taxes imposed on revenue-producing transactions are presented on a net basis and excluded from sales in the consolidated income statements. We record a liability until remitted to the respective taxing authority.
We periodically enter into prepayment arrangements with customers, primarily in our FMC Agricultural Solutions segment, and receive advance payments for product to be delivered in future periods. These advance payments are recorded as deferred revenue and classified as “Advance payments from customers” on the consolidated balance sheet. Revenue associated with advance payments is recognized as shipments are made and transfer of control to the customer takes place.
Trade receivables consist of amounts owed to us from customer sales and are recorded when revenue is recognized. The allowance for trade receivables represents our best estimate of the probable losses associated with potential customer defaults. In developing our allowance for trade receivables, we use a two stage process which includes calculating a general formula to develop an allowance to appropriately address the uncertainty surrounding collection risk of our entire portfolio and specific allowances for customers where the risk of collection has been reasonably identified either due to liquidity constraints or disputes over contractual terms and conditions.
Our method of calculating the general formula consists of estimating the recoverability of trade receivables based on historical experience, current collection trends, and external business factors such as economic factors, including regional bankruptcy rates, and political factors. Our analysis of trade receivable collection risk is performed quarterly, and the allowance is adjusted accordingly.

We also hold long-term receivables that represent long-term customer receivable balances related to past-due accounts which are not expected to be collected within the current year. Our policy for the review of the allowance for these receivables is consistent with the discussion in the preceding paragraph above on trade receivables. Therefore on an ongoing basis, we continue to evaluate the credit quality of our long-term receivables utilizing aging of receivables, collection experience and write-offs, as well as existing economic conditions, to determine if an additional allowance is necessary.

On January 1, 2018, Accounting Standards Update 2014-09, Revenue from Contracts with Customers, became effective. See Note 2 to the consolidated financial statements included within this Form 8-K as Exhibit 99.4 for more information.
Environmental obligations and related recoveries
We provide for environmental-related obligations when they are probable and amounts can be reasonably estimated. Where the available information is sufficient to estimate the amount of liability, that estimate has been used. Where the information is only sufficient to establish a range of probable liability and no point within the range is more likely than any other, the lower end of the range has been used.
Estimated obligations to remediate sites that involve oversight by the United States Environmental Protection Agency (“EPA”), or similar government agencies, are generally accrued no later than when a Record of Decision (“ROD”), or equivalent, is issued, or upon completion of a Remedial Investigation/Feasibility Study (“RI/FS”), or equivalent, that is submitted by us to the appropriate government agency or agencies. Estimates are reviewed quarterly by our environmental remediation management, as well as by financial and legal management and, if necessary, adjusted as additional information becomes available. The estimates can change substantially as additional information becomes available regarding the nature or extent of site contamination, required remediation methods, and other actions by or against governmental agencies or private parties.
Our environmental liabilities for continuing and discontinued operations are principally for costs associated with the remediation and/or study of sites at which we are alleged to have released hazardous substances into the environment. Such costs principally include, among other items, RI/FS, site remediation, costs of operation and maintenance of the remediation plan, management costs, fees to outside law firms and consultants for work related to the environmental effort, and future monitoring costs. Estimated site liabilities are determined based upon existing remediation laws and technologies, specific site consultants’ engineering studies or by extrapolating experience with environmental issues at comparable sites.
Included in our environmental liabilities are costs for the operation, maintenance and monitoring of site remediation plans (OM&M). Such reserves are based on our best estimates for these OM&M plans. Over time we may incur OM&M costs in excess of these reserves. However, we are unable to reasonably estimate an amount in excess of our recorded reserves because we cannot reasonably estimate the period for which such OM&M plans will need to be in place or the future annual cost of such remediation, as conditions at these environmental sites change over time. Such additional OM&M costs could be significant in total but would be incurred over an extended period of years.
Included in the environmental reserve balance, other assets balance and disclosure of reasonably possible loss contingencies are amounts from third party insurance policies, which we believe are probable of recovery.
Provisions for environmental costs are reflected in income, net of probable and estimable recoveries from named Potentially Responsible Parties (“PRPs”) or other third parties. Such provisions incorporate inflation and are not discounted to their present values.
In calculating and evaluating the adequacy of our environmental reserves, we have taken into account the joint and several liability imposed by Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) and the analogous state laws on all PRPs and have considered the identity and financial condition of the other PRPs at each site to the extent possible. We have also considered the identity and financial condition of other third parties from whom recovery is anticipated, as well as the status of our claims against such parties. Although we are unable to forecast the ultimate contributions of PRPs and other third parties with absolute certainty, the degree of uncertainty with respect to each party is taken into account when determining the environmental reserve by adjusting the reserve to reflect the facts and circumstances on a site-by-site basis. Our liability includes our best estimate of the costs expected to be paid before the consideration of any potential recoveries from third parties. We believe that any recorded recoveries related to PRPs are realizable in all material respects. Recoveries are recorded as either an offset in “Environmental liabilities, continuing and discontinued” or as “Other assets” in our consolidated balance sheets in accordance with U.S. accounting literature.
See Note 11 to our consolidated financial statements included in this Form 8-K as Exhibit 99.4 for changes in estimates associated with our environmental obligations.

Impairments and valuation of long-lived and indefinite-lived assets
Our long-lived assets primarily include property, plant and equipment, goodwill and intangible assets. The assets and liabilities of acquired businesses are measured at their estimated fair values at the dates of acquisition. The excess of the purchase price over the estimated fair value of the net assets acquired, including identified intangibles, is recorded as goodwill. The determination and allocation of fair value to the assets acquired and liabilities assumed is based on various assumptions and valuation methodologies requiring considerable management judgment, including estimates based on historical information, current market data and future expectations. The principal assumptions utilized in our valuation methodologies include revenue growth rates, operating margin estimates and discount rates. Although the estimates were deemed reasonable by management based on information available at the dates of acquisition, those estimates are inherently uncertain.
We test for impairment whenever events or circumstances indicate that the net book value of our property, plant and equipment may not be recoverable from the estimated undiscounted expected future cash flows expected to result from their use and eventual disposition. In cases where the estimated undiscounted expected future cash flows are less than net book value, an impairment loss is recognized equal to the amount by which the net book value exceeds the estimated fair value of assets, which is based on discounted cash flows at the lowest level determinable. The estimated cash flows reflect our assumptions about selling prices, volumes, costs and market conditions over a reasonable period of time.
We perform an annual impairment test of goodwill and indefinite-lived intangible assets in the third quarter of each year, or more frequently whenever an event or change in circumstances occurs that would require reassessment of the recoverability of those assets. In performing our evaluation we assess qualitative factors such as overall financial performance of our reporting units, anticipated changes in industry and market structure, competitive environments, planned capacity and cost factors such as raw material prices. Based on our assessment for 2018, we determined that no goodwill impairment charge to our continuing operations was required. The majority of the Brands intangible asset relates to our proprietary brand portfolio for which the fair value was substantially in excess of the carrying value. During the third quarter of 2018, we recorded an impairment charge of approximately $2 million in our generic brand portfolio which is part of the FMC Agricultural Solutions segment. The carrying value of the generic portfolio subsequent to the charge is approximately $3 million.
See Note 8 to our consolidated financial statements included in this Form 8-K as Exhibit 99.4 for charges associated with long-lived asset disposal costs and the activity associated with the restructuring reserves.
Pension and other postretirement benefits
We provide qualified and nonqualified defined benefit and defined contribution pension plans, as well as postretirement health care and life insurance benefit plans to our employees and retirees. The costs (benefits) and obligations related to these benefits reflect key assumptions related to general economic conditions, including interest (discount) rates, healthcare cost trend rates, expected rates of return on plan assets and the rates of compensation increase for employees. The costs (benefits) and obligations for these benefit programs are also affected by other assumptions, such as average retirement age, mortality, employee turnover, and plan participation. To the extent our plans’ actual experience, as influenced by changing economic and financial market conditions or by changes to our own plans’ demographics, differs from these assumptions, the costs and obligations for providing these benefits, as well as the plans’ funding requirements, could increase or decrease. When actual results differ from our assumptions, the difference is typically recognized over future periods. In addition, the unrealized gains and losses related to our pension and postretirement benefit obligations may also affect periodic benefit costs (benefits) in future periods.
We use several assumptions and statistical methods to determine the asset values used to calculate both the expected rate of return on assets component of pension cost and to calculate our plans’ funding requirements. The expected rate of return on plan assets is based on a market-related value of assets that recognizes investment gains and losses over a five-year period. We use an actuarial value of assets to determine our plans’ funding requirements. The actuarial value of assets must be within a certain range, high or low, of the actual market value of assets, and is adjusted accordingly.
We select the discount rate used to calculate pension and other postretirement obligations based on a review of available yields on high-quality corporate bonds as of the measurement date. In selecting a discount rate as of December 31, 2018, we placed particular emphasis on a discount rate yield-curve provided by our actuary. This yield-curve, when populated with projected cash flows that represent the expected timing and amount of our plans' benefit payments, produced an effective discount rate of 4.35 percent for our U.S. qualified plan, 3.97 percent for our U.S. nonqualified, and 4.08 percent for our U.S. other postretirement benefit plans.
The discount rates used at our December 31, 2018 and 2017 measurement dates for the U.S. qualified plan were 4.35 percent and 3.68 percent, respectively. The effect of the change in the discount rate from 3.68 percent to 4.35 percent at December 31, 2018 resulted in a $91.3 million decrease to our U.S. qualified pension benefit obligations. The effect of the change in the discount rate from 4.22 percent at December 31, 2016 to 3.68 percent at December 31, 2017 resulted in a $0.1 million increase to the 2018 U.S. qualified pension expense.

The change in discount rate from 3.68 percent at December 31, 2017 to 4.35 percent at December 31, 2018 was attributable to an increase in yields on high quality corporate bonds with cash flows matching the timing and amount of our expected future benefit payments between the 2017 and 2018 measurement dates. Using the December 31, 2018 and 2017 yield curves, our U.S. qualified plan cash flows produced a single weighted-average discount rate of approximately 4.35 percent and 3.68 percent, respectively.

In developing the assumption for the long-term rate of return on assets for our U.S. Plan, we take into consideration the technical analysis performed by our outside actuaries, including historical market returns, information on the assumption for long-term real returns by asset class, inflation assumptions, and expectations for standard deviation related to these best estimates. We also consider the historical performance of our own plan’s trust, which has earned a compound annual rate of return of approximately 6.9 percent over the last 20 years (which is in excess of comparable market indices for the same period) as well as other factors which are discussed in Note 14 to our consolidated financial statements in this Form 8-K as Exhibit 99.4. Our long-term rate of return for the fiscal year ended December 31, 2018, 2017 and 2016 was 5.00 percent, 6.50 percent and 7.00 percent, respectively.
For the sensitivity of our pension costs to incremental changes in assumptions see our discussion below.

Sensitivity analysis related to key pension and postretirement benefit assumptions.
A one-half percent increase in the assumed discount rate would have decreased pension and other postretirement benefit obligations by $62.4 million and $73.6 million at December 31, 2018 and 2017, respectively, and decreased pension and other postretirement benefit costs by $0.4 million, $0.4 million and $5.2 million for 2018, 2017 and 2016, respectively. A one-half percent decrease in the assumed discount rate would have increased pension and other postretirement benefit obligations by $68.3 million and $81.3 million at December 31, 2018 and 2017, respectively, and increased pension and other postretirement benefit cost by $0.1 million, $0.4 million and $5.7 million for 2018, 2017 and 2016, respectively.
A one-half percent increase in the assumed expected long-term rate of return on plan assets would have decreased pension costs by $6.4 million, $6.0 million and $6.0 million for 2018, 2017 and 2016, respectively. A one-half percent decrease in the assumed long-term rate of return on plan assets would have increased pension costs by $6.4 million, $6.0 million and $6.0 million for 2018, 2017 and 2016, respectively.
Further details on our pension and other postretirement benefit obligations and net periodic benefit costs (benefits) are found in Note 14 to our consolidated financial statements in this Form 8-K as Exhibit 99.4.
Income taxes
We have recorded a valuation allowance to reduce deferred tax assets in certain jurisdictions to the amount that we believe is more likely than not to be realized. In assessing the need for this allowance, we have considered a number of factors including future taxable income, the jurisdictions in which such income is earned and our ongoing tax planning strategies. In the event that we determine that we would not be able to realize all or part of our net deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to income in the period such determination was made. Similarly, should we conclude that we would be able to realize certain deferred tax assets in the future in excess of the net recorded amount, an adjustment to the deferred tax assets would increase income in the period such determination was made.
Additionally, we file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. Certain income tax returns for FMC entities taxable in the U.S. and significant foreign jurisdictions are open for examination and adjustment. We assess our income tax positions and record a liability for all years open to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. For those tax positions where it is more likely than not that a tax benefit will be sustained, we have recorded the largest amount of tax benefit with a greater than 50 percent likelihood of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. We adjust these liabilities, if necessary, upon the completion of tax audits or changes in tax law.
On December 22, 2017, the Act was enacted in the United States. The Act reduced the U.S. federal corporate tax rate from 35 percent to 21 percent, required companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred and created new taxes on certain foreign sourced earnings. At December 31, 2018, the Company had completed its accounting for the impacts of the enactment of the Act.
See Note 12 to our consolidated financial statements included in this Form 8-K as Exhibit 99.4 for additional discussion surrounding income taxes.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Our earnings, cash flows and financial position are exposed to market risks relating to fluctuations in commodity prices, interest rates and foreign currency exchange rates. Our policy is to minimize exposure to our cash flow over time caused by changes in commodity, interest and currency exchange rates. To accomplish this, we have implemented a controlled program of risk management consisting of appropriate derivative contracts entered into with major financial institutions.
The analysis below presents the sensitivity of the market value of our financial instruments to selected changes in market rates and prices. The range of changes chosen reflects our view of changes that are reasonably possible over a one-year period. Market value estimates are based on the present value of projected future cash flows considering the market rates and prices chosen.
At December 31, 2018, our net financial instrument position was a net asset of $11.4 million compared to a net asset of $4.4 million at December 31, 2017. The change in the net financial instrument position was primarily due to exchange rate fluctuations in our foreign exchange portfolio.
Since our risk management programs are generally highly effective, the potential loss in value for each risk management portfolio described below would be largely offset by changes in the value of the underlying exposure.
Commodity Price Risk
Energy costs are diversified among coal, electricity and natural gas. We attempt to mitigate our exposure to increasing energy costs by hedging the cost of future deliveries of natural gas and by entering into fixed-price contracts for the purchase of coal and fuel oil. To analyze the effect of changing energy prices, we perform a sensitivity analysis in which we assume an instantaneous 10 percent change in energy market prices from their levels at December 31, 2018 and 2017, with all other variables (including interest rates) held constant. Note, as of December 31, 2018 and December 31, 2017, we had no open commodity contracts. As a result, there was no sensitivity analysis performed over commodity price risk for the periods presented.
Foreign Currency Exchange Rate Risk
The primary currencies for which we have exchange rate exposure are the U.S. dollar versus the euro, the Chinese yuan, the Brazilian real and the Argentine peso. Foreign currency debt and foreign exchange forward contracts are used in countries where we do business, thereby reducing our net asset exposure. Foreign exchange forward contracts are also used to hedge firm and highly anticipated foreign currency cash flows.
To analyze the effects of changing foreign currency rates, we have performed a sensitivity analysis in which we assume an instantaneous 10 percent change in the foreign currency exchange rates from their levels at December 31, 2018 and 2017, with all other variables (including interest rates) held constant.

		Hedged Currency vs. Functional Currency
(in Millions)	Net Asset / (Liability) Position on Consolidated Balance Sheets	Net Asset / (Liability) Position with 10% Strengthening	Net Asset / (Liability) Position with 10% Weakening
Net asset/(liability) position at December 31, 2018	$11.6	$19.2	$(16.7)

Net asset/(liability) position at December 31, 2017	$4.4	$10.8	$(3.2)
Interest Rate Risk
One of the strategies that we can use to manage interest rate exposure is to enter into interest rate swap agreements. In these agreements, we agree to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated on an agreed-upon notional principal amount. In the quarter ended December 31, 2018, we had outstanding contracts in place to swap portions of our variable-rate debt to fixed-rate debt with an aggregate notional value of $200.0 million. There were no interest rate swap agreements as of December 31, 2017.
To analyze the effects of changing interest rates, we have performed a sensitivity analysis in which we assume an instantaneous one percent change in the interest rates from their levels at December 31, 2018, with all other variables held constant.

(in Millions)	Net Asset / (Liability) Position on Condensed Consolidated Balance Sheets	1% Increase	1% Decrease
Net asset (liability) position at December 31, 2018	$(0.2)	$2.2	$(2.7)

Our debt portfolio at December 31, 2018 is composed of 52 percent fixed-rate debt and 48 percent variable-rate debt. The variable-rate component of our debt portfolio principally consists of borrowings under our 2017 Term Loan Facility, commercial paper program, Credit Facility, variable-rate industrial and pollution control revenue bonds, and amounts outstanding under foreign subsidiary credit lines. Changes in interest rates affect different portions of our variable-rate debt portfolio in different ways.
Based on the variable-rate debt in our debt portfolio at December 31, 2018, a one percentage point increase in interest rates would have increased gross interest expense by $12.9 million and a one percentage point decrease in interest rates would have decreased gross interest expense by $12.9 million for the year ended December 31, 2018.